Exhibit 99.1

IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Douglas Petkus	Justin Victoria
Wyeth	Wyeth
(973) 660-5218	(973) 660-5340

Wyeth Announces Executive Promotions

Madison, N.J., April 27, 2006 - Robert Essner, Chairman and Chief Executive Officer of Wyeth (NYSE:WYE), announced today the election of Bernard Poussot, 54, to the position of President and Vice Chairman of Wyeth. In addition to Mr. Poussot’s current responsibilities for Wyeth Pharmaceuticals and Wyeth R&D, he now assumes leadership for the Wyeth Consumer Healthcare and Fort Dodge Animal Health divisions of Wyeth.

Mr. Poussot began his career at Wyeth in 1986. In 1996, he was appointed President of Wyeth-Ayerst International and he was promoted to President of the worldwide pharmaceutical business in 1997. In 2002, he was promoted to Executive Vice President, Wyeth, assuming responsibility for Wyeth R&D.

Kenneth Martin, 52, has been promoted to the position of Chief Financial Officer and Vice Chairman of Wyeth. Mr. Martin continues to head the finance organization for the Company and will take on additional responsibility for Information Services and Global Business Operations – Wyeth’s infrastructure initiative. Mr. Martin joined Wyeth (then American Home Products) in 1984 in the Finance Department. In 1995, he became President of American Home Food Products and in 1997, he was promoted to President of Wyeth Consumer Healthcare (then Whitehall-Robins Healthcare). Mr. Martin has been Wyeth’s Chief Financial Officer since 2000 and was named Executive Vice President in 2002.

Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing, and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide. The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

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